Exhibit 99.8

March 29, 2024

VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
Office of Trade & Services
100 F Street, N.E.
Washington, D.C. 20549
USA

Re:	Veg House Holdings Inc. (CIK 0001969108) Amendment No. 4 to Registration Statement on Form F-1 Representation Pursuant to Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

Veg House Holdings Inc., a foreign private issuer incorporated under the laws of the Cayman Islands (the “Company”), has included in this Amendment No. 4 to Registration Statement on Form F-1 (the “Registration Statement”) audited combined balance sheets of the Company as at March 31, 2023 and 2022, and the combined statements of operations and combined statements of stockholders’ equity (deficit), and combined statements of cash flows for the years then ended, and notes to the combined balance sheets, including a summary of significant accounting policies, prepared in accordance with United States generally accepted accounting principles (“US GAAP”) as issued by the Financial Accounting Standards Board, and unaudited interim consolidated combined balance sheets of the Company for the six months ended September 30, 2023 and as at March 31, 2023, interim consolidated combined statements of operations for the six months ended September 30, 2023 and September 30, 2022, interim consolidated combined statements of stockholders’ equity (deficit) for the six months ended September 30, 2023, and interim consolidated combined statements of cash flows for the six months ended September 30, 2023 and September 30, 2022, together with the notes thereto. The Company has submitted this letter via EDGAR to the United States Securities and Exchange Commission (the “Commission”) as Exhibit 99.8 to the Registration Statement.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”), which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

Pursuant to the Instruction, the Company hereby represents to the Commission that:

(i)	the Company is not required by any jurisdiction outside the United States, including the Cayman Islands, to comply with a requirement to issue audited financial statements not older than 12 months after the Company’s fiscal year-end;

(ii)	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

(iii)	the Company does not anticipate that its audited financial statements for the fiscal year ended March 31, 2024 will be available until approximately July 31, 2024; and

(iv)	in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Sincerely,

Veg House Holdings Inc.

/s/ Shariq Khan

Shariq Khan

Chief Financial Officer